Exhibit 99.1

Biostage Reports Q1 2021 Financial Results

HOLLISTON, Mass., May 21, 2021 /PRNewswire/ -- Biostage, Inc. (OTCQB: BSTG) ("Biostage" or the "Company"), a bioengineering company developing next-generation esophageal implants based its novel Cellframe™ and Cellspan™ technology, today announced its financial results for the three months ended March 31, 2021.

Summary of Financial Results

For the three months ended March 31, 2021, the Company reported a net loss of $0.9 million, ($0.09 per share), compared to a net loss of $2.0 million, ($0.24 per share), for the three months ended March 31, 2020. The $1.1 million quarter-over-quarter decrease in net loss was due primarily to a $0.2 million decrease in research and development costs, a $0.7 million decrease in general and administrative expenses, a $0.1 million decrease in expense due to the change in the fair value of our warrant liability and an increase of $0.1 million grant income for qualified expenditures from our SBIR grant.

Balance Sheet and Cash

As of March 31, 2021, the Company had operating cash on-hand of $0.5 million. The Company used net cash in operations of $0.6 million during the quarter ended March 31, 2021.

We expect that our operating cash on-hand as of March 31, 2021 of $0.5 million along with cash proceeds of approximately $0.3 million received in May of 2021 from existing investors, will enable us to fund our operating expenses and capital expenditure requirements into the third quarter of 2021.

About Biostage, Inc.

Biostage is a bioengineering company that is developing next-generation esophageal implants. The Company's Cellspan technology combines a proprietary, biocompatible scaffold with a patient's own cells to create an esophageal implant that could potentially be used to treat pediatric esophageal atresia and other conditions that affect the esophagus. The Company's esophageal implant leverages the body's inherent capacity to heal itself as it is a "living tube" that facilitates regeneration of esophageal tissue and triggers a positive host response resulting in a tissue-engineered neo-conduit that restores continuity of the esophagus. These implants have the potential to dramatically improve the quality of life for children and adults. At Biostage, we believe the future of medicine has been inside us all along.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to our financing activities; development expectations and regulatory approval of any of the Company's products, including those utilizing its Cellspan and Cellframe™ technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company's products, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company's inability to obtain needed funds in the immediate future; the Company's ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact

Shunfu Hu

Vice President of Business Development
and Operations

774-233-7300

shu@biostage.com

Biostage, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Cash	$466	$1,026
Restricted cash	50	50
Other assets	740	1,000
Total assets	$1,256	$2,076

Liabilities and stockholders' equity
Other liabilities	$471	$547
Notes payable	404	404
Total liabilities	875	951
Total stockholders’ equity	381	1125
	$1,256	$2,076

BIOSTAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues	$-	$-

Operating expenses:
Research and development	473	643
Selling, general and administrative	522	1,253
Total operating expenses	995	1,896

Operating loss	(995)	(1,896)

Other income (expense):
Grant income	118	-
Change in fair value of warrant liability	3	(100)
Total other income (expense), net	121	(100)

Net loss	$(874)	$(1,996)

Basic and diluted net loss per share	$(0.09)	$(0.24)
Weighted-average common shares, basic and diluted	9,388	8,287